FORM OF NOTE

REGISTERED # ____________


                      FORTUNE NATURAL RESOURCES CORPORATION
                  12% CONVERTIBLE SUBORDINATED PROMISSORY NOTE
                              DUE DECEMBER 31, 2007

$______________                                             November _____, 1997



         THIS NOTE IS ISSUED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION PROVISIONS OF THE SECURITIES ACT OF 1933 (THE "ACT") AND QUALIFICATION PROVISIONS OF APPLICABLE STATE SECURITIES LAWS. NEITHER IT NOR THE SHARES OF COMMON STOCK INTO WHICH IT CAN BE CONVERTED CAN BE SOLD, HYPOTHECATED OR OTHERWISE TRANSFERRED UNLESS REGISTERED PURSUANT TO THE ACT AND QUALIFIED UNDER APPLICABLE STATE LAW OR, IN THE OPINION OF COUNSEL TO MAKER, AN EXEMPTION THEREFROM IS AVAILABLE.

FOR VALUE RECEIVED, the undersigned, FORTUNE NATURAL RESOURCES CORPORATION, a Delaware corporation with offices at One Commerce Green, 515 West Greens Road, Suite 720, Houston, Texas 77067 ("Maker"), promises to pay to __________________ __________ with an address at_____________________________ ("Payee"), on
December 31, 2007 except as otherwise provided herein (the "Maturity Date"), the principal amount of ($____________ ) Dollars in lawful money of the United States of America (the "Principal) together with all accrued interest.

This Note is one of a series of notes (collectively the "Notes"), all with the same terms and conditions as those set forth herein, which may be issued by Maker up to the aggregate principal amount of Four Million Five Hundred Thousand ($4,500,000) Dollars. Each Note is part of an offering of up to Four Million
Five Hundred Thousand ($4,500,000) Dollars in aggregate principal amount of Notes (the "Offering") being conducted by Maker on a One Million Two Hundred Fifty Thousand ($1,250,000) Dollars aggregate principal amount minimum or none to Four Million Five Hundred Thousand ($4,500,000) Dollars aggregate principal amount maximum best efforts basis. The Offering will terminate on the sooner of the sale of all of the Notes or October 31, 1997 (unless extended to December 1, 1997).

The Note is (i) subordinated to certain of Maker's indebtedness defined herein as "Senior Debt" and "Senior Bank Debt"; and (ii) convertible into Maker's common stock, par value $0.01 per share (the "Common Stock"), all as set forth below. It bears simple interest (the "Interest") at the annual rate of twelve percent (12%), payable, in arrears, on the Interest

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

Payment Dates (as defined in SECTION 1 below), until the Principal and all accrued Interest thereon (collectively the "Obligations") shall be paid in full.

1.       Interest.
         --------

Maker will pay Interest on the first day of each January, April, July and October (the "Interest Payment Dates") commencing on January 1, 1998. Interest on the Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of delivery of the Note. Interest will be computed on the basis of a 360-day year of twelve 30 day months.

2.       Method of Payment.
         -----------------

Maker will pay Principal and Interest in money of the United States that at the time of payment is legal tender for the payment of public and private debts. Maker may, however, pay Principal and Interest by its check, subject to collection, payable in such money. It may mail an Interest check to Payee's address as it first appears on this Note or such other address as Payee shall give by notice to Maker. Payee must surrender this Note to Maker to collect Principal payments.

3.       Conversion.
         ----------

(a) Payee's right to Convert. Payee shall have the right, at any time commencing on May 1, 1999 until the close of business on the business day preceding the day the Obligations are paid in full, to cause the conversion of all or any portion (if such portion is Fifty Thousand [$50,000] Dollars or a whole multiple of Fifty Thousand [$50,000] Dollars) of the Principal outstanding at the time such conversion is effected (the "Convertible Obligations") into shares of Common Stock (the "Underlying Shares"). Payee shall forfeit all accrued but unpaid Interest upon conversion. The price for conversion, subject to adjustment as provided in SECTION 4 below, shall be the lower of (i) $3.00 per share, or (ii) 5% above the average Closing Prices of the Common Stock for the 60 calendar day period immediately preceding May 1, 1999. Anything to the contrary contained herein not withstanding, on the first occasion, if at all, that Maker prior to May 1, 1999, issues any shares of Common Stock (other than for any purpose listed in Paragraph 4 (a) below, or in satisfaction of any exercise of stock options or stock purchase warrants) for a per share consideration less than the conversion price in effect on the date of such issue, it shall, within ten business days after such issuance, give notice of such issuance to Payee. Payee shall have the one-time right (the "Alternate Conversion Right"), exercisable within 20 business days thereafter (the "Alternate Conversion Right Notice Period") to convert all, but not less than all, the Convertible Obligations into Underlying Shares at a price equal to the conversion price in effect immediately prior to such action (the "Existing Conversion Price") reduced by an amount equal to the number obtained by dividing the number of shares of Common Stock so issued and outstanding by the total number of shares of Common Stock issued and outstanding after such issuance, multiplying the quotient by the difference between the Existing Conversion Price and the price of the shares of Common Stock so issued and subtracting the result from the Existing Conversion Price. In the case of an issue of additional shares of Common Stock for cash, the consideration received by Maker therefor shall be deemed to be the gross cash proceeds received for such shares. In the case of an issuance of such shares of Common Stock for other than cash, the value of the consideration received by Maker therefor shall be deemed to be that placed thereon by the parties to the transaction or, if no such value is stated, by the Board of Directors of Maker acting in good faith and with respect to all aspects of the transaction. The term "issue" shall be deemed to include the sale or other

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

disposition of shares of Common Stock held in Maker's treasury but not of any derivative security convertible into Common Stock. The number of shares of Common Stock outstanding at any given time shall not include shares of Common Stock in Maker's treasury. The Alternate Conversion Right shall lapse and cease to exist if not exercised by Payee within the Alternate Conversion Right Notice Period. No fractional shares shall be issued on conversion.

(b) Definition of Closing Price. The "Closing Price" for each day shall mean the last reported sales price regular way or, in case no such reported sale takes place on such day, the closing bid price regular way, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the highest reported bid price as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or similar organization if NASDAQ is no longer reporting such information, or by the National Daily Quotation Bureau or similar organization if the Common Stock is not then quoted on an inter-dealer quotation system. If on any such date the Common Stock is not quoted by any such organization, the fair value of the Common Stock on such date, as determined by Maker's Board of Directors, shall be used.

(c) Manner of Conversion. Payee may exercise his conversion right by giving notice thereof to Maker setting forth the amount of the Convertible Obligations to be converted. Within 15 days after the giving of such notice Maker shall issue the number of Underlying Shares into which the Convertible Obligations are to be converted in accordance with the conversion price and deliver to Payee a certificate or certificates therefor, registered in his name, representing such Shares against delivery to Maker of this Note marked paid in full. If only a portion of the Convertible Obligations then outstanding is converted, Maker shall deliver to Payee, together with the aforesaid certificate(s), a new promissory note, in form and substance identical to this Note, except that the principal amount thereof shall equal that portion of the Obligations then outstanding which has not been converted. Payee shall represent in writing to Maker prior to the receipt of the Underlying Shares that such Shares will be acquired by him for investment only and not for resale or with a view to the distribution thereof, and shall agree that any certificates representing the Shares may bear a legend, conspicuously noting such restriction, as Maker shall deem reasonably necessary or desirable to enable it to comply with any applicable federal or state laws or regulations.

(d) Taxes on Shares Issued. The issue of stock certificates on conversions of this Note shall be made without charge to Payee for any tax in respect of such issue. Maker shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Common Stock in any name other than that of Payee, and Maker shall not be required to issue or deliver any certificates representing such Common Stock unless and until the person or persons requesting the issue thereof shall have paid to Maker the amount of such tax or shall have established to the satisfaction of Maker that such tax has been paid.

(e) Covenants of Maker Relating to Conversion. Maker covenants and agrees that from and after the date hereof and until the date of repayment in full of the
Obligations:

         (i) it shall provide, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares to provide for the conversion of this Note from time to time as the Note presented for conversion;

         (ii) all shares which may be issued upon conversion of this Note will upon issue be validly issued, fully paid and non-assessable, free from all taxes, liens and charges with respect to the issue thereof, and will not be subject to the preemptive rights of any stockholder of Maker;

         (iii) if any shares of Common Stock to be provided for the purpose of conversion of this Note require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued upon conversion, Maker will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be, and Maker's obligation to deliver shares of the Common Stock upon conversion of this Note shall be abated until such registration or approval is obtained; and

         (iv) if, and thereafter so long as, the Common Stock shall be listed on any national securities exchange, Maker will, if permitted by the rules of such exchange, list and keep listed and for sale so long as the Common Stock shall be so listed on such exchange, upon official notice of issuance, all Common Stock issuable upon conversion of this Note.

4.       Adjustment in Conversion Price.
         ------------------------------

(a) Adjustment  for Change in Capital  Stock.  Except as provided in PARAGRAPH 4
(M) below, if Maker shall (i) declare a dividend on its outstanding Common Stock in shares of its capital stock, (ii) subdivide its outstanding Common Stock,
(iii) combine its outstanding  Common Stock into a smaller number of shares,  or
(iv) issue any shares of its capital stock by reclassification of its Common Stock (including any such reclassification in connection with a consolidation or merger in which Maker is the continuing corporation), then in each such case the conversion privilege and the conversion price in effect immediately prior to such action shall be adjusted so that if the Note is thereafter converted, Payee may receive the number and kind of shares which he would have owned immediately following such action if he had converted the Note immediately prior to such action. Such adjustment shall be made successively whenever such an event shall occur. The adjustment shall become effective immediately after the record date in the case of a dividend or distribution and immediately after the effective date in the case of a subdivision, combination or reclassification. If after an adjustment Payee upon conversion of this Note may receive shares of two or more classes of capital stock of Maker, Maker's Board of Directors shall determine the allocation of the adjusted conversion price between the classes of capital stock. After such allocation, the conversion privilege and conversion price of each class of capital stock shall thereafter be subject to adjustment on terms comparable to those applicable to Common Stock in this SECTION 4.

(b) Subscription Offerings. In case Maker shall issue to all of its existing stockholders rights, options, or warrants entitling the holders thereof to subscribe for or purchase Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share (or having a conversion price per share, in the case of a security convertible into or exchangeable for Common Stock) less than the Current Market Price per share (as defined in PARAGRAPH (D) below) on the record date for the determination of stockholders entitled to receive such rights, then in each such case the conversion price shall be adjusted by multiplying the conversion price in effect immediately prior to such record or granting date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding on such record or granting date plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so to be offered (or the aggregate initial conversion price of the convertible securities so to be offered) would purchase at such Current Market Price and of which the denominator shall be the number of shares of Common Stock outstanding on such record or granting date plus the number of additional shares of Common Stock to be offered for subscription or purchase (or into which the convertible or exchangeable securities so to be offered are initially convertible or exchangeable). Such adjustment shall become effective at the close of business on such record date; provided, however, that, to the extent the shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) are not delivered, the conversion price shall be readjusted after the expiration of such rights, options, or warrants (but only to the extent that this Note is not converted after such expiration), to the conversion price which would then be in effect had the adjustments made upon the issuance of such rights or warrants been made upon the basis of delivery of only the number of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) actually issued. In case any subscription price may be paid in a consideration part or all of which shall be in a form other than cash, the value of such consideration shall be as determined in good faith by Maker's Board of Directors. Shares of Common Stock owned by or held for the account of Maker or any majority-owned subsidiary shall not be deemed outstanding for the purpose of any such computation.

(c) Other Rights to Acquire Common Stock. In case Maker shall distribute to all holders of its Common stock evidences of its indebtedness or assets (excluding cash dividends or distributions paid from retained earnings of Maker) or rights or warrants to subscribe or purchase (excluding those referred to in PARAGRAPH
(B) above), then in each such case the conversion price shall be adjusted so that the same shall equal the price determined by multiplying the conversion price in effect immediately prior to the date of such distribution by a fraction of which the numerator shall be the Current Market Price per share (as defined in PARAGRAPH (D) below) of the Common Stock on the Record Date mentioned below less the then fair market value (as determined by the Board of Directors of the Company) of the portion of the assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one share of Common Stock, and the denominator shall be the Current Market Price per share of the Common Stock. Such adjustment shall become effective immediately after the Record Date for the determination of shareholders entitled to receive such distribution.

(d) Current Market Price. For the purpose of any computation  under PARAGRAPHS 4
(B) and (C) above, the "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for the 30 consecutive trading days commencing 45 trading days before such date.

(e) Action to Permit Valid Issuance of Common Stock. Before taking any action which would cause an adjustment reducing the conversion price below the then par value, if any, of the shares of Common Stock issuable upon conversion of the Notes, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue shares of such Common Stock at such adjusted conversion price.

(f) Minimum Adjustment. No adjustment in the conversion price shall be required if such adjustment is less than 1% of the Existing Conversion Price; provided, however, that any adjustments which by reason of this PARAGRAPH 4 (F) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this SECTION 4 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Anything to the contrary notwithstanding, Maker shall be entitled to make such reductions in the conversion price, in addition to those required by this PARAGRAPH 4 (F), as it in its discretion shall determine to be advisable in order that any

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

stock dividends, subdivision of shares, distribution of rights to purchase stock or securities, or distribution of securities convertible into or exchangeable for stock hereafter made by the Company to its stockholders shall not be taxable.

(g) Referral of Adjustment. In any case in which this SECTION 4 shall require that an adjustment in the conversion price be made effective as of a record date for a specified event, if the Note shall have been converted after such record date Maker may elect to defer until the occurrence of such event issuing to Payee the shares, if any, issuable upon such conversion over and above the shares, if any, issuable upon such conversion on the basis of the conversion price in effect prior to such adjustment; provided, however, that Maker shall deliver to Payee a due bill or other appropriate instrument evidencing Payee's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

(h) Number of Shares. Upon each adjustment of the conversion price as a result of the calculations made in PARAGRAPHS 4 (A) through (C) above, the Note shall thereafter evidence the right to purchase, at the adjusted conversion price, that number of shares (calculated to the nearest one-hundredth) obtained by dividing (i) the product obtained by multiplying the number of shares purchasable upon conversion of the Note prior to adjustment of the number of shares by the conversion price in effect prior to adjustment of the conversion price by (ii) the conversion price in effect after such adjustment of the conversion price.

(i) When No Adjustment Required. No adjustment need be made for a transaction referred to in PARAGRAPHS 4 (A) through (C) above if Payee is permitted to participate in the transaction on a basis no less favorable than any other party and at a level which would preserve Payee's percentage equity participation in the Common Stock upon conversion of the Note. No adjustment need be made for sales of Common Stock pursuant to a Company plan for reinvestment of dividends or interest, the granting of options and/or the exercise of options outstanding under any of Maker's currently existing stock option plans, the exercise of any other of Maker's currently outstanding options, or any currently authorized warrants, whether or not outstanding. No adjustment need be made for a change in the par value or no par value of the Common Stock. If the Note becomes convertible solely into cash, no adjustment need be made thereafter. Interest will not accrue on the cash.

(j) Notice of Adjustment. Whenever the conversion price is adjusted, Maker shall promptly mail to Payee a notice of the adjustment together with a certificate from Maker's Chief Financial Officer briefly stating (i) the facts requiring the adjustment, (ii) the adjusted conversion price and the manner of computing it, and the date on which such adjustment becomes effective. The certificate shall be evidence that the adjustment is correct, absent manifest error.

(k) Voluntary Reduction. Maker from time to time may reduce the conversion price by any amount for any period of time if the period is at least 20 days and if the reduction is irrevocable during the period. Whenever the conversion price is reduced, Maker shall mail to Payee a notice of the reduction. Maker shall mail the notice at least 15 days before the date the reduced conversion price takes effect. The notice shall state the reduced conversion price and the period it will be in effect. A reduction of the conversion price does not change or adjust the conversion price otherwise in effect for purposes of PARAGRAPHS 4 (A) through (C) above.

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

(l) Notice of Certain Transactions. If (i) Maker takes any action that would require an adjustment in the conversion price pursuant to this SECTION 4; or
(ii) there is a liquidation or dissolution of Maker, Maker shall mail to Payee a notice stating the proposed record date for a distribution or effective date of a reclassification, consolidation, merger, transfer, lease, liquidation or dissolution. Maker shall mail the notice at least 15 days before such date. Failure to mail the notice or any defect in it shall not affect the validity of the transaction.

(m) Reorganization of Company. If Maker and/or the holders of Common Stock are parties to a merger, consolidation or a transaction in which (i) Maker transfers or leases substantially all of its assets; (ii) Maker reclassifies or changes its outstanding Common Stock; or (iii) the Common Stock is exchanged for securities, cash or other assets; the person who is the transferee or lessee of such assets or is obligated to deliver such securities, cash or other assets shall assume the terms of this Note. If the issuer of securities deliverable upon conversion of the Note is an affiliate of the surviving, transferee or lessee corporation, that issuer shall join in such assumption. The assumption agreement shall provide that the Payee may convert the Convertible Obligations into the kind and amount of securities, cash or other assets which he would have owned immediately after the consolidation, merger, transfer, lease or exchange if he had converted the Note immediately before the effective date of the transaction. The assumption agreement shall provide for adjustments which shall be as nearly equivalent as may be practical to the adjustments provided for in this SECTION 4. The successor company shall mail to Payee a notice briefly describing the assumption agreement. If this Paragraph applies, PARAGRAPH 4 (A) above does not apply.

(n) Maker Determination Final. Any determination that Maker or its Board of Directors must make pursuant to SECTION 3 or this SECTION 4 shall be conclusive, absent manifest error.

5.       Right to Registration.
         ---------------------

(a) Payee's Demand Right to Registration. Upon receipt of notice (the "Registration Request Notice") requesting registration under the Act of the Underlying Shares from the holders of the majority of such Shares, on only one occasion, after December 31, 1997, and through one year after the date on which all of the Notes have been repaid and/or converted, Maker will offer to Payee the opportunity to include this Note and his Underlying Shares (the "Registerable Securities") in such registration. Maker will use its best efforts to file with the Securities and Exchange Commission (the "Commission") as promptly as practicable, a registration statement (the "Demand Registration Statement"), utilizing year end audited financial statements, and will use its best efforts to have the Demand Registration Statement declared effective and remain effective until the earliest of two years thereafter, the date all the Registerable Securities registered thereby have been sold, or, in the reasonable opinion of maker's counsel, the Registerable Securities may be sold publicly without registration. Maker will also use its best efforts to qualify the Registerable Securities under the securities laws of the state where Payee resides provided Maker is not required to execute a general consent to service or to qualify to do business in such state. This offer to Payee shall be made within 20 days after Maker receives the Registration Request Notice. If Payee elects to include his Registerable Securities in the Demand Registration Statement, he will, in a timely fashion, provide Maker and its counsel with such information and execute such documents as Maker's counsel may reasonably require to prepare and process the Demand Registration Statement. If Payee elects not to include his Registerable Securities in the "Demand Registration Statement," he shall have no further rights to the registration of his Registerable Securities under this PARAGRAPH 5 (A).

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

(b) Payee's "Piggy Back" Registration Rights. If at any time after the date hereof, Maker proposes to file a Registration Statement under the Act with respect to any of its securities (except one relating to stock option or employee benefit plans), Maker shall give written notice of its intention to effect such filing to Payee at least 30 days prior to filing such Registration Statement (the "Piggy-Back Registration Statement"). If Payee desires to include his Registerable Securities in the Piggy-Back Registration Statement, he shall notify Maker in writing within 15 days after receipt of such notice from Maker, in which event Maker shall include Payee's Registerable Securities in the Piggy-Back Registration Statement. If Payee elects to include his Registerable Securities in the Piggy-Back Registration Statement as set forth herein, he shall, in a timely fashion, provide Maker and its counsel with such information and execute such documents as its counsel may reasonably require to prepare and process the Piggy-Back Registration Statement. Anything to the contrary not withstanding, in the event that the offering for which the Piggy-Back Registration Statement has been filed is to be effected by an underwriter, such underwriter may exclude the Registerable Securities from the Piggy-Back Registration Statement.

(c) Copies of Registration Statements and Prospectuses. Maker will provide Payee with a copy of the Demand Registration Statement or Piggy-Back Registration Statement, as the case may be, and any amendments thereto, and copies of the final prospectus included therein in such quantities as may reasonably be required to permit Payee to sell his Registerable Securities after the Demand Registration Statement or Piggy-Back Registration Statement, as the case may be, is declared effective by the Commission.

(d) Maker's Obligation to Bear Expenses of Registration. Maker will bear all expenses (except underwriting discounts and commission, if any, and the legal fees and expenses, if any, of counsel to Payee) necessary and incidental to the performance of its obligations under this SECTION 5.

(e) Indemnification. Maker and Payee, if Payee's Registerable Securities are included in a Registration Statement pursuant to this SECTION 5, shall provide appropriate cross indemnities to each other covering the information supplied by the indemnifying party for inclusion in the Registration Statement.

(f) Cancellation of Registration Rights. Anything to the contrary not withstanding, Maker shall not be required to register any Underlying Shares which, in the reasonable opinion of Maker's counsel, may be sold pursuant to the exemption from registration provided by Section (k) of Rule 144 promulgated under the Act.

6.       Subordination; Pari Passu with other Notes.
         ------------------------------------------

(a) Senior Debt. This Note is subordinated to Senior Debt, which means (a) all obligations and indebtedness of Maker, including but not limited to indebtedness to Credit Lyonnais New York Branch, as agent (the "Agent") for itself and the other lenders now or hereafter party to that certain Credit Agreement dated as of July 11, 1997 among Maker, Agent and such lenders, as modified, amended or supplemented (the "Credit Agreement") and the $1,028,000 in principal amount of debentures due December 31, 1997 and all accrued interest thereon, whether outstanding on the date hereof or hereafter created, and all indebtedness secured by assets of Maker having a value (as determined by the Board of Directors of Maker) of more than 50% of the outstanding principal amount of such indebtedness or $100,000, whichever is less, (i) for borrowed money, (ii) for money borrowed by others and guaranteed, directly or indirectly, by Maker, or
(iii) constituting
purchase money indebtedness for the payment of which Maker is directly or contingently liable, unless , in any such case, by the express terms of the instrument creating or evidencing such indebtedness it is provided that such indebtedness is not superior in right of payment to this Note or to other indebtedness which is pari passu with, or subordinated to this Note, and (b) any deferrals, renewals, increases or extensions of any such Senior Debt. As used in the preceding sentence the term "purchase money indebtedness" shall mean indebtedness evidenced by a note, debenture, bond or other similar instrument issued to or assumed for a vendor as all or part of the purchase price of such asset acquired by Maker. Senior Debt must be paid before the Note may be paid. This Note shall be paid on a pari passu basis with all other Notes. Upon request of Maker Payee shall execute such subordination agreements with holders of Senior Debt as shall be reasonably requested.

(b) Subordination to Senior Bank Debt; Restrictions on Subordinated Debt. Anything in this Note to the contrary notwithstanding, the indebtedness evidenced by this Note, including without limitation, principal, premium, if any, and interest and any and all fees, expenses, indemnities and all other monies owing at any time pursuant to or in connection with this Note (the "Subordinated Debt"), shall be subordinate and junior to all Senior Debt evidenced by the Credit Agreement and the other documents, instruments and agreements executed in connection therewith, and all modifications and amendments thereto and all substitutions or replacements thereof (collectively, the "Senior Bank Debt"), to the extent set forth below:

         (i) If a Default (as defined in the Credit Agreement) or a Potential Default (as defined in the Credit Agreement) shall occur, then, unless and until such Default or Potential Default shall have been remedied by indefeasible payment in full of all of the Senior Bank Debt in cash, or otherwise cured, or expressly waived in writing by all affected holders of Senior Bank Debt, the Maker shall not make and the holder of this Note shall not accept or receive, any direct or indirect payment (whether of principal, interest or other amounts) of or on account of any Subordinated Debt, whether in cash or other property or by setoff or in any other manner;

         (ii) In the event of any insolvency, bankruptcy, liquidation, reorganization or other similar proceedings, or any receivership proceedings in connection therewith, relative to the Maker, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Maker, whether or not involving insolvency or bankruptcy proceedings, then all Senior Bank Debt shall first be indefeasibly paid in full and in cash before any payment is made of, or on account of, any Subordinated Debt;

         (iii) In any of the proceedings referred to in subparagraph (2) above, the holder of this Note hereby absolutely, irrevocably and unconditionally assigns and sets over to Agent all of his rights to vote to approve or reject any plan of reorganization in respect of Maker or any of its subsidiaries, and any payment or distribution of any kind or character whether in cash, property, stock or obligations, which may be payable or deliverable by the Maker in respect of this Note shall be paid or delivered directly to Agent, for the benefit of the holders of Senior Bank Debt for the ratable application in payment thereof in accordance with the priorities then existing among such holders, unless and until all Senior Bank Debt shall have been indefeasibly paid in full and in cash;

         (iv) In the event of any of the  proceedings  referred to in  paragraph
         (2) above, the holder of this Note will, at the Agent's request, file any claim, proof of claim or other instrument of similar character necessary to enforce the obligation of the Maker in respect of the Subordinated Debt. In the event that the holder of this Note should fail to take such action requested by the Agent, the Agent may, as attorney-in-fact for the holder of this Note, take such action on behalf of the holder of this Note, and the holder of this Note hereby irrevocably appoints the Agent as attorney-in-fact for the holder of this Note to demand, sue for, collect and receive any and all such moneys, dividends or other assets and give acquittance therefor and to file any claim, proof of claim or other instrument of similar character and to take such other proceedings in Agent's own name(s) or in the name of the holder of this Note as the Agent may deem necessary or advisable for the enforcement of the terms contained in this Note; and the holder of this Note will execute and deliver to Agent such other and further powers of attorney or other instruments as Agent may request in order to accomplish the foregoing;


         (v) Notwithstanding the holder of this Note's rights under applicable law or any provision of this Note to the contrary, the holder of this Note hereby acknowledges and agrees that he shall not take, pursue or engage in, directly or indirectly, any Enforcement Action (hereinafter defined) unless the Senior Bank Debt has been indefeasably paid in full
         (A) if a Default (as defined in the Credit Agreement) or a Potential Default (as defined in the Credit Agreement) has occurred which has not been cured or waived by the holders of the Senior Bank Debt and which Default or Potential Default results in the full amount of the Senior Bank Debt being declared due and payable, or (B) during the period of time commencing on the date that Agent obtains actual knowledge that a Default or Potential Default has occurred which permits the holders of the Senior Bank Debt to declare any amounts thereof due and payable, and ending on the earlier of the date on which such Default or Potential Default shall have been cured or waived by the holders of the Senior Bank Debt or the 90th day after the commencement of such period. As used herein the term "Enforcement Action" means any of the following: (1) the holder of this Note shall (A) accelerate the Subordinated Debt or any portion thereof, or (B) take any Enforcement Action or exercise any remedies against Maker to collect or enforce any of its obligations and indebtedness under this Note; or (2) the holder of this Note acquiesces in, petitions, or otherwise invokes or causes any other person to invoke the process of the United States of America, any state or other political subdivision thereof or any other jurisdiction, any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government for the purpose of commencing or sustaining a case against Maker, under a federal or state bankruptcy, insolvency, or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of Maker or all of any part of its property or assets or ordering the winding-up or liquidation of the affairs of Maker. The holder of this Note hereby waives any right it may have to require that the holders of the Senior Bank Debt marshal any assets of Maker in favor of the holder of this Note.

         (vi) The holder of this Note shall not institute any judicial or administrative proceeding against Maker or the holders of the Senior Bank Debt which directly or indirectly would interfere with or delay the exercise by Agent or the holders of the Senior Bank Debt of their rights and remedies in respect of any property of Maker or any other obligor of the Senior Bank Debt constituting collateral security for the Senior Bank Debt or under the Senior Credit Agreement. Without limiting the generality of the foregoing, in the event of a bankruptcy or insolvency of Maker, the holder of this Note shall not object to or oppose any efforts by the holders of the Senior Bank Debt to obtain relief from the automatic stay under Section 362 of the United States Bankruptcy Code or to seek to cause such entity's bankruptcy estate to abandon property (or any portion thereof) that is subject to liens and security interests in favor of the Agent or the holders of the Senior Bank Debt.

          (vii) If any payment or distribution of any character, whether in cash, securities or other property, shall be received by the holder of this Note (other than payments or distributions consisting of the Underlying Shares made in exchange for the Convertible Obligations pursuant to Paragraph 3 of this Note) in contravention of any of the terms of this Note and before all the Senior Bank Debt shall have been indefeasibly paid in full and in cash, such payment or distribution shall be received in trust for the benefit of the holders of the Senior Bank Debt at the time outstanding and shall forthwith be paid over or delivered and transferred to the Agent for the ratable application in payment thereof in accordance with the priorities then existing among such holders;

          (viii) Payment of the Subordinated Debt will not be secured by any security interest or lien on any assets of, or by a guaranty from, any obligor of the Senior Bank Debt unless all Senior Bank Debt has been indefeasibly paid in full and in cash; and

          (ix) The amount, the rate of interest charged, or the time, place, manner, terms or amount of interest payments of this Note, including, without limitation, the provisions of this Paragraph 6, may not be altered in any fashion (provided, however, that maker and Payee may agree to alter the number of Underlying Shares into which the Convertible Obligations may be converted pursuant to Paragraph 3 of this Note), and, no portion of the principal owing with respect to this note may be paid prior to the Maturity Date, without, in each instance, the prior express written consent of Agent unless all Senior Bank Debt has been indefeasibly paid in full and in cash.

          (x) Notwithstanding anything herein to the contrary, nothing in this Paragraph 6 shall limit the rights of Maker and the holder of this Note to agree to any changes in the conversion provisions of this Note which might result in the issuance of a greater or lesser number of shares of common stock in satisfaction of Maker's obligations under this Note or the timing of such conversion of Maker's obligation into common stock.

(c) Rights of Holders of Senior Bank Debt. The subordination provisions of this Note shall be deemed a continuing offer to all holders of Senior Bank Debt to act in reliance on such provisions (but no such reliance shall be required to be proven to receive the benefits hereof) and may be enforced by such holders, and no right of Agent or any present or future holder of any senior Bank Debt to enforce subordination as provided in this Note shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Maker or by any act or failure to act by Agent or any such holder, or by any non-compliance by the Maker with the terms, provisions and covenants of this Note.

Without in any way limiting the generality of the foregoing, the holders of Senior Bank Debt may, at any time and from time to time, without the consent of or notice to the holder of this Note, and without impairing or releasing the subordination provided in this Note or the obligations hereunder of the holder of this Note to the holders of Senior Bank Debt, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, or waive defaults under Senior Bank Debt, or otherwise amend or supplement in any manner the Senior Bank Debt or any instrument evidencing the same or any agreement under which the Senior Bank Debt is outstanding; (ii) release any person or entity liable in any manner for the payment or collection of Senior Bank Debt; (iii) sell, exchange, release or otherwise deal with all or any part of the property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, any of the Senior Bank Debt; (iv) exercise or refrain from exercising any rights against the Maker and any other person or entity, including any guarantor or surety; and (v) apply any sums, by whomsoever paid or however realized, to Senior Bank Debt.

7.       Covenants.
         ---------

Maker covenants and agrees that from and after the date hereof and until the date of repayment in full of the Obligations it shall comply with the following conditions:

          (i) Maintenance of Existence and Conduct of Business. Maker shall, and shall cause each of its subsidiaries, if any, to (A) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and rights; and (B) continue to conduct its business so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

          (ii) Books and Records. Maker shall, and shall cause each of its subsidiaries, if any, to keep adequate books and records of account with respect to its business activities.

          (iii) Insurance. Maker shall, and shall cause each of its subsidiaries, if any, to maintain insurance policies insuring such risks as are customarily insured against by companies engaged in businesses similar to those operated by Maker or such subsidiaries, as the cash may be. All such plicies are to be carried with reputable insurance carriers and shall be in such amounts as are customarily insured against by companies with similar assets and properties engaged in a similar business.

          (iv) Compliance with law. Maker shall, and shall cause each of its subsidiaries, if any, to comply in all material respects with all federal, state and local laws and regulations applicable to it or such subsidiaries, as the case may be, which if breached would have a material adverse effect on Maker's or such subsidiaries', as the case may be, business or financial condition.

8.       Representations and Warranties of Maker.
         ---------------------------------------

Maker represents and warrants that it: (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power to carry on its business as now conducted and to own its properties and assets it now owns; (ii) is duly qualified or licensed to do business as a foreign corporation in good standing in the jurisdictions in which ownership of property or the conduct of its business requires such qualification except jurisdictions in which the failure to qualify to do business will have no material adverse effect on its business, prospects, operations, properties, assets or condition (financial or otherwise); (iii) has full power and authority to execute and deliver this Note, and that the execution and delivery of this Note will not result in the breach of or default under, with or without the giving of notice and/or the passage of time, any other agreement, arrangement or indenture to which it is a party or by which it may be bound, or the violation of any law, statute, rule, decree, judgment or regulation binding upon it; and (iv) has taken and will take all acts required, including but not limited to authorizing the signatory hereof on its behalf to execute this Note, so that upon the execution and delivery of this Note, it shall constitute the valid and legally binding obligation of Maker enforceable in accordance with the terms thereof.

9.       Defaults and Remedies.
         ---------------------

(a) Events of Default. The occurrence or existence of any one or more of the following events or conditions (regardless of the reasons therefor) shall constitute an "Event of Default" hereunder:

          (i) Maker shall fail to make any payment of Principal or Interest when due and payable or declared due and payable pursuant to the terms hereof and such failure shall remain uncured for a period of 15 days after notice thereof has been given by Payee to Maker;

          (ii) Maker shall fail at any time to be in material compliance with any of the covenants set forth in Paragraph 3 (c) or Section 7 of this Note, or shall fail at any time to be in material compliance with or neglect to perform, keep or observe any of the provisions of this Note to be complied with, performed, kept or observed by Maker and such failure shall remain uncured for a period of 30 days after notice thereof has been given by Payee or the Agent to Maker;

          (iii) Any representation or warranty made in this Note by Maker shall be untrue or incorrect in any material respect as of the date when made or deemed made;

          (iv) A case or proceeding shall have been commenced against Maker, or any of its subsidiaries, if any, in a court having competent jurisdiction seeking a decree or order in respect of Maker, or any of its subsidiaries, (A) under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Maker, or any of its subsidiaries, or any of their respective properties; or (C) ordering the winding-up or liquidation of the affairs of Maker, or any of its subsidiaries, and such case or proceeding shall remain unstayed or undismissed for a period of 90 consecutive days or such court shall enter a decree or order granting the relief sought in such case or proceeding; or

          (v) Maker, or any of its subsidiaries, if any, shall (A) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable federal, state or foreign bankruptcy or other similar law; or (B) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or the taking of possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Maker, or any of its subsidiaries, or any of their respective properties.

(b) Remedies. Upon the occurrence of an event of Default specified in Paragraphs 9 (iv) and (v) above, all Obligations then remaining unpaid hereunder shall immediately become due and payable without notice. Upon the occurrence of any other Event of Default, the holders of at least 51% in principal amount of the Notes may thereafter, at their option immediately by notice to Maker, declare all Obligations then remaining unpaid hereunder immediately due and payable, whereupon the same shall forthwith mature and become due and payable, without any further notice to Maker and without presentment, demand, protest or notice of protest, all of which are hereby waived by Maker. Upon a declaration of acceleration, the entire Obligations then remaining unpaid hereunder shall become immediately due and payable in full plus all reasonable costs and expenses of the collection and enforcement of this Note, including reasonable attorney's fees and expenses, all of which shall be added to the amount due under this Note. The rights, powers, privileges and remedies of Payee pursuant to the terms hereof are cumulative and not exclusive of any other rights, powers, privileges and remedies which Payee may have under this Note or any other instrument or agreement.

10.      Maker's Right to Prepay.
         -----------------------

Maker may not repay this Note or any portion thereof prior to May 1, 1999. Thereafter, Maker may prepay this Note or any portion thereof at any time on not less than 30 nor more than 60 day's notice to Payee together with accrued Interest to the date fixed for repayment. The repayment price shall be on a decreasing scale commencing at 110% on May 1, 1999 and decreasing by 0.56% per month to 100% on November 1, 2000 as follows:

                     Percent of                        Percent of
     Date            Principal          Date           Principal
     ----            ---------    -----------------    ---------

May 1, 1999           110.00      February 1, 2000       104.96
June 1, 1999          109.44      March 1, 2000          104.40
July 1, 1999          108.88      April 1, 2000          103.84
August 1, 1999        108.32      May 1, 2000            103.28
September 1, 1999     107.76      June 1, 2000           102.72
October 1, 1999       107.20      July 1, 2000           102.16
November 1, 1999      106.64      August 1, 2000         101.60
December 1, 1999      106.08      September 1, 2000      101.04
January 1, 2000       105.52      October 1, 2000        100.48

Repayment after October 1, 2000 will be at 100% of Principal. Anything to the contrary not withstanding, Maker may prepay this Note at any time after April 30, 1999 on 30 day's notice without any premium or penalty if the Closing Price of the Common Stock for 30 consecutive trading days immediately preceding the day on which the repayment notice is sent equals or exceeds $4.50 per share.

11.      Acknowledgment of Payee's Investment Representations.
         ----------------------------------------------------

By accepting this Note, Payee acknowledges that this Note has not been and, except as provided herein, will not be registered under the Act or qualified under any state securities laws and that the transferability thereof is restricted by the registration provisions of the Act as well as such state laws. Based upon the representations and agreements being made by him herein, this
Note is being issued to him pursuant to an exemption from such registration provided by Section 4 (2) of the Act and applicable state securities law qualification exemptions. Payee represents that he is acquiring the Note for his own account, for investment purposes only and not with a view to resale or other distribution thereof, nor with the intention of selling, transferring or otherwise disposing of all or any part of it for any particular event or circumstance, except selling, transferring or disposing of it only upon full compliance with all applicable provisions of the Act, the Securities Exchange Act of 1934, the Rules and Regulations promulgated by the Commission thereunder, and any applicable state securities laws. Payee further understands and agrees that no transfer of this Note shall be valid unless made in compliance with the restrictions set forth on the front of this Note, effected on Maker's books by the registered holder hereof, in person or by an attorney duly authorized in writing, and similarly noted hereon. Maker may charge Payee a reasonable fee for any re registration, transfer or exchange of this Note.

12.      Limitation of Liability.
         -----------------------

A director, officer, employee or stockholder, as such, of Maker shall not have any liability for any obligations of Maker under this Note or for any claim based on, in respect or by reason of such obligations or their creation. Payee, by accepting this Note, waives and releases all such liability. The waiver and release are part of the consideration for the issuance of this Note.

13.      Limitation of Interest Payments.
         -------------------------------

Nothing contained in this Note or in any other agreement between Maker and Payee requires Maker to pay or Payee to accept Interest in an amount which would subject Payee to any penalty or forfeiture under applicable law. In no event shall the total of all charges payable hereunder, whether of Interest or of such other charges which may or might be characterized as interest, exceed the maximum rate permitted to be charged under the laws of the States of New York or Texas. Should Payee receive any payment which is or would be in excess of that permitted to be charged under such laws, such payment shall have been and shall be deemed to have been made in error and shall automatically be applied to reduce the Principal outstanding on this Note.

14.      Reservation of Shares
         ---------------------

Maker shall at all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the issuance of stock upon conversion of this Note, such number of shares as shall from time to time be sufficient to effect the issuance of shares of Common Stock upon conversion of this Note.

15.      Miscellaneous.
         -------------

(a) Effect of Forbearance. No forbearance, indulgence, delay or failure to exercise any right or remedy by Payee with respect to this Note shall operate as a waiver or as an acquiescence in any default.

(b) Effect of Single or Partial Exercise of Right. No single or partial exercise of any right or remedy by Payee shall preclude any other or further exercise thereof or any exercise of any other right or remedy by Payee.

(c) Governing Law. This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of Texas applicable to contracts made and to be performed entirely within such State.

(d) Headings. The headings and captions of the various paragraphs herein are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

(e) Loss, Theft, Destruction or Mutilation. Upon receipt by Maker of evidence reasonably satisfactory to it of loss, theft, destruction or mutilation of this Note, Maker shall make and deliver or caused to be made and delivered to Payee a new Note of like tenor in lieu of this Note.

(f) Modification of Note or Waiver of Terms Thereof Relating to Payee. No modification or waiver of any of the provisions of this Note shall be effective unless in writing and signed by Payee and then only to the extent set forth in such writing, nor shall any such modification or waiver be applicable except in the specific instance for which it is given. This Note may not be discharged orally but only in writing duly executed by Payee.

(g) Notice. All offers, acceptances, notices, requests, demands and other communications under this Note shall be in writing and, except as otherwise provided herein, shall be deemed to have been given only when delivered in person, via facsimile transmission if receipt thereof is confirmed by the recipient, or, if mailed, when mailed by certified or registered mail prepaid, to the parties at their respective addresses first set forth above, or at such other address as may be given in writing in future by either party to the other.

(h) Successors and Assigns. This Note shall be binding upon Maker, its successors, assigns and transferees, and shall inure to the benefit of and be enforceable by Payee and its successors and assigns.

(i) Severability. If one or more of the provisions or portions of this Note shall be deemed by any court or quasi-judicial authority to be invalid, illegal or unenforceable in any respect, the invalidity, illegality or unenforceability of the remaining provisions, or portions of provisions contained herein shall not in any way be affected or impaired thereby, so long as this Note still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall either be renegotiated or rendered null and void.

IN WITNESS WHEREOF, Maker has caused this Note to be executed on its behalf by an officer thereunto duly authorized as of the date set forth above.

                                       Fortune Natural Resources Corporation
                                       a Delaware corporation

         [SEAL]

                                       By:
                                            ------------------------------------
                                            Tyrone J. Fairbanks, President
                                            and Chief Executive Officer

ATTEST:
         -----------------------------
         Dean W. Drulias, Secretary